UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2010

ICU Medical, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-19974	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Calle Amanecer, San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)

(949) 366-2183
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           At meetings on July 15, 2010 and July 16, 2010, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of ICU Medical, Inc. (the “Company”) approved the payment of cash bonuses to the Company’s executive officers. Each of the cash bonuses was awarded under the Company’s 2010 Officers’ Discretionary Bonus Plan., except Dr. Lopez’s cash bonus, which was awarded under the 2008 Performance-Based Incentive Plan. The cash bonuses were based on the Company’s performance during the first half of fiscal year 2010. The Compensation Committee also approved the grant of incentive stock options pursuant to the ICU Medical, Inc. 2003 Stock Option Plan to the Company’s executive officers.  The stock options vest as to 25% of the underlying grant one year after the grant date and monthly thereafter for three additional years.  The grant date of the stock options is July 21, 2010. The approved cash bonuses and stock option grants are as follows:

Officer	Cash Bonus	Stock Options

George A. Lopez, M.D.	$418,750	40,000
Scott E. Lamb	$102,300	15,000
Alison D. Burcar	$ 29,250	5,000
Richard A. Costello	$ 84,000	15,000
Steven C. Riggs	$ 82,500	15,000

The Compensation Committee also approved increases in the annual base salaries for the fiscal year 2011 for two of the Company’s executive officers, beginning January 1, 2011.  The approved increases in the annual base salaries are as follows:

Annual Base
Salary
Officer	2011

Scott E. Lamb	$361,600
Alison D. Burcar	$225,000

Item 8.01.  Other Events.

On July 16, 2010, the Board of Directors authorized a new program to purchase up to $40.0 million of our common stock.  This program has no expiration date. Accordingly, repurchases may be made from time to time in the open market or in privately negotiated transactions, depending on market conditions.

The Company is not obligated to purchase any shares under its stock repurchase program. Subject to applicable corporate and securities laws, repurchases under its stock repurchase program may be made at such times and in such amounts as the Company deems appropriate. Purchases under its stock repurchase program can be discontinued at any time the Company feels additional purchases are not warranted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 20, 2010

ICU MEDICAL, INC.

/s/ Scott E. Lamb Scott E. Lamb Secretary, Treasurer and Chief Financial Officer